EXHIBIT 3(i)

                        CERTIFICATE OF DESIGNATIONS,
                           PREFERENCES AND RIGHTS
                          OF INTERIM SERIES CLASS
                              B PREFERRED STOCK
                                     OF
                               LCA-VISION INC.

     LCA-Vision Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that, pursuant to authority conferred upon the Corporation's Board of Directors by the Corporation's Restated Certificate of Incorporation, as amended, and pursuant to Section 151 of Title 8 of the Delaware Code of 1953, said Board of Directors, by the unanimous written consent of its members dated November 30, 1996, duly filed with the minutes of the Board, adopted a resolution providing for the designations preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions, of the Interim Series of the Corporation's Class B Preferred Stock, the text of which resolution is appended hereto as Exhibit A and made a part hereof.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Stephen N. Joffe, its President, this 29th day of November, 1996.

                                  LCA-VISION INC.


                              By: /s/ Stephen N. Joffe
                                      Stephen N. Joffe, President

                                                          EXHIBIT A


                              TEXT OF CERTIFICATE
                                OF DESIGNATIONS


     RESOLVED, that pursuant to the authority conferred upon the Board of Directors of LCA-Vision Inc., a Delaware corporation (the "Corporation") by Article Fourth, Paragraph (b)(B) of the Corporation's Certificate of Incorporation, as amended, the Board of Directors hereby establishes a series of six shares of the authorized Class B Preferred Stock of the Corporation to be designated as the Interim Series of Class B Preferred Stock, par value $.001 per share (hereinafter referred to as "Interim Series Class B Preferred Stock"), and fixes and determines the rights, preferences, privileges, limitations restrictions and relative rights of such Interim Series Class B Preferred Stock as follows:

     1. Dividends. The holders of the Interim Series Class B Preferred Stock shall be entitled to receive, on a pari passu basis out of any funds legally available therefor, dividends on each outstanding share of Interim Series Class B Preferred Stock, payable in preference and priority to any payment of any dividend on Common Stock or Class A Preferred Stock, at the rate of 7% of the price paid per share in exchange for the initial issuance of such shares, per annum. Such dividends shall be paid to the holders of Interim Series Class B Preferred Stock when and as declared by the Board of Directors; provided, however, that the Board of Directors shall not be obligated to declare such dividends. If dividends are not declared on the Interim Series Class B Preferred Stock at the aforesaid rate in any year, then such dividends shall nevertheless accumulate. If dividends are declared and paid with respect to any Preferred Stock, they must be declared and paid on all outstanding Interim Series Class B Preferred Stock contemporaneously. No dividends shall be declared or paid on the Common Stock until dividends on the Interim Series Class B Preferred Stock have been declared and paid or set aside for payment at the rate set forth above for the current year and all accumulated dividends on the Interim Series Class B Preferred Stock have been paid. Upon conversion of a share of Interim Series Class B Preferred Stock into Common Stock, all declared but unpaid dividends on such share shall be payable by the Corporation to the holder of such share and all accumulated but undeclared dividends shall be forfeited. Dividends with respect to shares of Interim Series Class B Preferred Stock shall begin to accumulate on the date of issuance thereof by the Corporation. No accumulated dividend shall bear or accrue interest. Accumulated dividends shall be accrued on a per diem basis.

     2.  Liquidation Preference.

     (a) Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntarily or involuntarily, the holders of Interim Series Class B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Series A Preferred Stock and/or Common Stock of the Corporation, an amount equal to $200,000 per share of Interim Series Class B Preferred Stock, plus a further amount equal to any accumulated but unpaid dividends on such shares.

     If upon such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation are insufficient to provide for the cash payment described above to the holders of Interim Series Class B Preferred Stock, such assets as are available shall be paid ratably (giving proportionate effect to the different liquidation preferences of each series of Preferred Stock) to the holders of Interim Series Class B Preferred Stock.

     (b) Reorganization or Merger. A reorganization or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation shall not be deemed to be a liquidation within the meaning of this Section 2; provided that the holders of Interim Series Class B Preferred Stock, Class A Preferred Stock, and Common Stock shall be paid in cash or in securities received from the acquiring corporation or in a combination thereof (in the same proportions as the consideration received in the transaction). Any securities to be delivered to the holders of the Class A Preferred Stock, Interim Series Class B Preferred Stock, and Common Stock upon a merger, reorganization or sale of substantially all of the assets of the Corporation shall be valued as follows:

     (i) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three business days prior to the closing;

     (ii) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-trading day period ending three trading days prior to the closing; and

     (iii) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of not less than a majority of the outstanding shares of Interim Series Class B Preferred Stock, provided that if the Corporation and the holders of a majority of the outstanding shares of Interim Series Class B Preferred Stock are unable to reach agreement, then by independent appraisal by an investment banker hired and paid by the Corporation, but acceptable to the holders of a majority of the outstanding shares of Interim Series Class B Preferred Stock.

     (c) Noncash Distributions. If any of the assets of the Corporation are to be distributed other than in cash under this
Section 2 or for any purpose, then the Board of Directors of the Corporation shall promptly engage independent competent appraisers acceptable to the holders of a majority of the outstanding shares of Interim Series Class B Preferred Stock, to determine the value of the assets to be distributed to the holders of Class A Preferred Stock, Interim Series Class B Preferred Stock, or Common Stock. The Corporation shall, upon receipt of such appraiser's valuation, give prompt written notice to each holder of shares of Interim Series Class B Preferred Stock of the appraiser's valuation.

     3. Voting Rights.

     Each share of Interim Series Class B Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which each share of Preferred Stock could be converted, pursuant to Section 4 hereof, on the record date for the vote or written consent of stockholders and, except as otherwise required by law, shall have voting rights and powers equal to the voting rights and powers of the Common Stock. The holder of each share of Interim Series Class B Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation and the holders of Interim Series Class B Preferred Stock shall vote together with holders of the Common Stock upon all matters submitted to a vote of stockholders, except those matters required to be submitted to a class vote by law.

     4.  Conversion.  The holders of the Interim Series Class B
Preferred Stock shall have conversion rights as follows:

     (a) Right to Convert. From and after July 1, 1997, each share of Interim Series Class B Preferred Stock shall be convertible without the payment of any additional consideration by the holder thereof and, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Interim Series Class B Preferred
Stock. Each share of Interim Series Class B Preferred Stock shall be convertible into the number of fully paid and nonassessable shares of Common Stock which results from dividing (i) the Conversion Value (as hereinafter defined) per share in effect at the time of conversion by (ii) the per share Conversion Price (as hereinafter defined) per share in effect at the time of conversion.
The Conversion Value per share of Interim Series Class B Preferred
Stock shall be the sum of $200,000 plus all accrued but unpaid dividends, on a per share basis, on the Interim Series Class B
Preferred Stock.  The per share Conversion Price of Interim Series
Class B Preferred Stock shall be deemed to be the average of the closing bid prices of the Corporation's Common Stock over the 30-trading day period ending three trading days prior to the date of conversion.

     (b) Automatic Conversion. Each share of Interim Series Class B Preferred Stock shall automatically and immediately be converted into shares of any class or series of equity securities of the Corporation ("New Shares") which are issued pursuant to a private placement effected by the Corporation if such private placement (i) results in aggregate gross proceeds to the Company of at least $10,000,000 and (ii) is consummated on or before June 30, 1997; provided, however that if a private placement of the Corporation's equity securities occurs but does not meet the criteria set forth in items (i) and (ii) above, then the holders of Interim Series Class
B Preferred Stock shall have the right but not the obligation to convert their Interim Series Class B Preferred Stock in accordance with this Section 4(b). In any conversion under this Section 4(b), each share of converting Interim Series Class B Preferred Stock shall convert into the number of fully paid and nonassessable New Shares which results from dividing the Conversion Value (as defined in Section 4(a) above) per share in effect at the time of the conversion by the New Share Conversion Price (as hereinafter defined). The New Share Conversion Price shall equal the price per New Share in the aforementioned private placement of the New Shares.

     (c) Mechanics of Conversion. Before any holder of Interim Series Class B Preferred Stock shall be entitled to convert any shares thereof into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Interim Series Class B Preferred Stock. Such holder shall give written notice to the Corporation at such office that he, she or it elects to convert the number of shares of Interim Series Class B Preferred Stock specified in such notice (except that no such written notice of election to convert shall be necessary in the event of an automatic conversion pursuant to Section 4(b) hereof). The Corporation shall, as soon as practicable after its receipt of such notice or after the date of automatic conversion, as the case may be, issue and deliver at such office to such holder a certificate or certificates for the number of New Shares and/or shares of Common Stock, as the case may be, to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Interim Series Class B Preferred Stock to be converted (except that in the case of an automatic conversion pursuant to Section 4(b) hereof such conversion shall be deemed to have been made immediately prior to the closing of the offering referred to in Section 4(b)) and the person or persons entitled to receive the New Shares and/or shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares on such date.

     (d) Fractional Shares. In lieu of any fractional shares to which the holder of Interim Series Class B Preferred Stock would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of such stock as determined by the Board of Directors of the Corporation. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Interim Series Class B Preferred Stock of each holder at the time converting into New Shares and/or shares of Common Stock and the number of New Shares and/or shares of Common Stock issuable upon such aggregate conversion.

     (e) No Impairment. The Corporation will not through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Interim Series Class B Preferred Stock against impairment.

     (f) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property or to receive any other right, the Corporation shall mail to each holder of Interim Series Class B Preferred Stock at least ten days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution or right, and the amount and character of such dividend, distribution or right.